EXHIBIT 1 - FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS


    ACCOUNTANTS' REPORT ON THE FINANCIAL STATEMENTS            		1

    BALANCE SHEETS	                                     								2-3

    STATEMENT OF OPERATIONS	                              						4-5

    STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY		              	6

    STATEMENT OF CASH FLOWS		                              					7-6

    NOTES TO FINANCIAL STATEMENTS	                         					9-19

          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Electronic Systems Technology, Inc.
415 N. Quay   Suite 4
Kennewick, WA 99336

We have audited the accompanying balance sheets of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                           					ROBERT MOE & ASSOCIATES, P.S.




Spokane, Washington
February 3, 1999

                    ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                               BALANCE SHEETS
                        December 31, 1998 and 1997

                                               1998            1997
                                         ------------    --------------
ASSETS
CURRENT ASSETS
  Cash                                   $      6,642    $        6,237
  Money market investment                     297,122           405,815
  Certificate of Deposit                      909,506           439,708
  Commercial paper                            213,111           615,000
  Account receivable, net of allowance
  for uncollectibles of $1,284 - 1998,
  and $1,284 - 1997                           381,386           268,980
  Inventory                                   385,365           319,127
  Accrued interest                              7,888             7,439
  Prepaid insurance                             4,177             3,098
  Prepaid expenses                              1,025                75
  Deferred tax asset                              487                 -
                                        -------------    --------------
    Total Current Assets                    2,206,709         2,065,479
                                        -------------    -------------
PROPERTY & EQUIPMENT
  Leasehold improvements                       13,544            13,544
  Laboratory equipment                        307,892           298,027
  Furniture & fixtures                         16,173            15,017
  Dies & molds                                 20,827            20,827
                                        -------------    --------------
                                              358,436           347,415
  Less accumulated depreciation               246,122           214,491
                                        -------------    --------------
                                              112,314           132,924
                                        -------------    --------------
OTHER COSTS
  Patent costs, net of amortization
  of $1,562-1998, and $1,453-1997                 824               933
  Deposits                                     26,590               340
  Capitalized software costs of
  $68,895-1998 net of amortization
  of $61,187; $64,852 - 1997, and
  net of amortization of $58,717                7,708             6,135
                                        -------------    --------------
                                               35,122             7,408
                                        -------------    --------------
TOTAL ASSETS                            $   2,354,145    $    2,205,811
                                        =============    ==============

     The accompanying notes are an integral part of this statement

                      ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                                  BALANCE SHEETS
                            December 31, 1998 and 1997

                                               1998               1997
                                         --------------    ----------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                       $       52,386    $         29,931
  Accrued payroll                                 2,720               3,704
  Accrued payroll taxes                           1,143                 930
  Accrued excise taxes payable                      681                 959
  Accrued vacation pay                           15,700              16,896
  Federal income taxes payable                   14,510              24,793
                                         --------------    ----------------
      Total current liabilities                  87,140              77,213
                                         --------------    ----------------

DEFERRED INCOME                                  25,017                   -
                                         --------------    ----------------
STOCKHOLDERS' EQUITY
  Common stock $.001 par value
  50,000,000 shares authorized,
  4,953,667-1998, and 4,953,667-1997
  shares issued and outstanding                   4,954               4,954
Additional paid-in capital                      894,129             894,129
Retained earnings                             1,342,905           1,229,515
                                         --------------    ----------------
                                              2,241,988           2,128,598
                                         --------------    ----------------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                    $    2,354,145    $      2,205,811
                                         ==============    ================

     The accompanying notes are an integral part of this statement.

                      ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                             STATEMENT OF OPERATIONS
             For the years ended December 31, 1998, 1997 and 1996

                                        1998           1997         1996
                                     -----------    ----------   ----------
SALES                                $ 1,485,381    $1,337,303   $1,190,304
                                     -----------    ----------   ----------
COST OF SALES
 Beginning inventory                     319,127       401,305      297,037
 Purchases and allocated costs           758,870       492,985      595,119
                                     -----------    ----------   ----------
                                       1,077,997       894,290      892,156
 Ending inventory                        385,365       319,127      401,305
                                     -----------    ----------   ----------
                                         692,632       575,163      490,851

GROSS PROFIT                             792,749       762,140      699,453
                                     -----------    ----------    ---------
OPERATING EXPENSES
 Advertising                              37,149        51,935       54,969
 Amortization                              2,579         2,579        1,837
 Commissions-sales                        23,046        21,036       22,972
 Dues & Subscriptions                      4,191         4,180        5,407
 Depreciation                             31,630        32,599       30,303
 Insurance                                 7,451         7,568        6,528
 Materials & supplies                     15,568        22,079       26,060
 Office & administration                  11,692        11,371       18,517
 Printing                                  7,082         8,443       10,203
 Professional services                    66,210        56,215       77,795
 Rent & utilities                         30,709        32,932       26,001
 Repair & maintenance                     18,259        10,759       13,080
 Salaries                                467,118       408,840      413,920
 Taxes                                    87,494        74,806       73,412
 Telephone                                10,377        11,463       11,639
 Trade shows                              14,374        19,755       17,682
 Travel expenses                          50,487        36,804       54,837
                                      ----------     ---------     --------
                                         885,416       813,364      865,162
 Expenses allocated to cost of Sales    (255,950)     (227,389)    (257,035)
                                      ----------     ---------     --------
                                         629,466       585,975      608,127
                                      ----------     ---------     --------
OPERATING INCOME                         163,283       176,165       91,326
                                      ----------     ---------     --------



      The accompanying notes are an integral part of this statement.

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                           STATEMENT OF OPERATIONS
            For the years ended December 31, 1998, 1997 and 1996

                                        1998          1997         1996
                                     ----------    ----------   ---------
OTHER INCOME
  Interest income                        72,364        63,347      62,206
  Site support reimbursement
   net of allocated costs                 4,921         6,799      16,192
  Loss on disposition of assets               -          (184)       (238)
  Realized loss on marketable
   securities                                 -             -      (3,522)
  Uncollectible account recovered             -             -      57,204
  Recovery from marketable
   securities litigation                  2,211         1,633      11,288
                                       --------     ---------    --------
                                         79,496        71,595     143,130
                                       --------     ---------    --------
INCOME BEFORE PROVISION FOR FEDERAL
 INCOME TAXES                           242,779       247,760     234,456

PROVISION FOR FEDERAL INCOME TAXES       79,852        81,559      75,721
                                       --------     ---------    --------
NET INCOME                             $162,927     $ 166,201    $158,735
                                       ========     =========    ========





BASIC EARNINGS PER SHARE               $   0.03     $    0.03    $   0.03
                                       ========     =========    ========
DILUTED EARNINGS PER SHARE             $   0.03     $    0.03    $   0.03
                                       ========     =========    ========









     The accompanying notes are an integral part of this statement.

                            ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                        STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      For December 31, 1995 through December 31, 1998

                                             Amount
                           Common Stock      Paid-In     Retained
                         Shares     Amount   Capital     Earnings       TOTAL
                         -------    ------   -------    ----------  -----------
BALANCE AT
December 31, 1995        5,006,667  $5,007   $918,057   $  954,116  $ 1,877,180
REPURCHASE OF
 COMMON STOCK
   May 17, 1996             (7,000)     (7)    (3,143)           -       (3,150)
   June 26, 1996           (13,000)    (13)    (6,658)           -       (6,671)
   July 8, 1996             (3,000)     (3)    (1,527)           -       (1,530)
   September 3, 1996       (30,000)    (30)   (12,600)           -      (12,630)

NET INCOME
 December 31, 1996               -       -          -      158,735      158,735
                           -------   ------   -------    ---------   -----------
                         4,953,667   4,954    894,129    1,112,851    2,011,934

CASH DISTRIBUTION
 DECLARED
$0.01 per share                  -       -         -       (49,537)     (49,537)

NET INCOME
 December 31, 1997               -       -         -       166,201      166,201
                           -------   ------   -------    ----------   ----------
                         4,953,667   4,954    894,129    1,229,515    2,128,598

CASH DISTRIBUTION
DECLARED
$0.01 per share                  -       -          -      (49,537)      (49,537)

NET  INCOME
 December 31, 1998               -       -          -      162,927       162,927
                           -------    ------   -------    ----------   ----------
BALANCE AT
 December 31, 1998       4,953,667   $4,954  $ 894,129  $ 1,342,905  $ 2,241,988
                           =======    ======   =======    ==========   ==========














        The accompanying notes are an integral part of this statement.

                       ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                            STATEMENT OF CASH FLOWS
             For the years ended December 31, 1998, 1997 and 1996

                                               1998        1997        1996
                                            ----------  ----------   ----------
CASH FLOWS PROVIDED (USED) IN
  OPERATING ACTIVITIES:
Net income                                  $  162,927  $  166,201   $  158,735
Noncash expenses included in income:
  Depreciation                                  31,630      32,599       30,303
  Amortization                                   2,579       2,579        1,836
  Deferred income taxes                           (487)        411        4,876
  Loss on disposition of assets                     -          184          238
  Realized loss/impaired securities                 -           -         3,522
Decrease (increase) in current assets:
  Accounts receivable, net                    (112,407)   (230,668)     119,609
  Inventory                                   ( 66,238)     82,178     (104,268)
  Other current assets                        (  2,478)     28,481     ( 31,214)
Increase (decrease)in current liabilities:
  Accounts payable, accrued expenses
   and other current liabilities                20,212      21,644     ( 44,152)
  Deferred income                               25,017          -            -
  Federal Income taxes payable                ( 10,283)     24,793     ( 58,665)
                                           -----------  ----------  -----------
Net cash provided by operating
   Activities                                   50,472     128,402       80,820
                                           -----------  ----------  -----------
CASH FLOWS PROVIDED (USED) IN
  INVESTING ACTIVITIES:
   Deposit                                    ( 26,250)         -      (  2,919)
   Capitalized software                       (  4,043)   (    790)    ( 26,508)
   Additions to property & equipment          ( 11,021)   ( 24,497)     102,000
   Proceeds from sale of marketable
     Securities                                     -           -       117,595
                                           -----------  ----------  -----------
Net cash used in investing activities         ( 41,314)   ( 25,287)     190,168
                                           -----------  ----------  -----------
CASH FLOWS PROVIDED (USED) IN
  FINANCING ACTIVITIES:
  Repurchase common stock                           -           -      ( 23,981)
  Distributions paid                          ( 49,537)   ( 49,537)          -
  Proceeds form note receivable                     -           -         3,449
                                           -----------  ----------  -----------
Net cash used in financing activities         ( 49,537)   ( 49,537)    ( 20,532)
                                           -----------  ----------  -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                            ( 40,379)     53,578      250,456
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD                                  1,466,760   1,413,182    1,162,726
                                           -----------  ----------  -----------
CASH AND CASH EQUIVALENTS AT
  ENDING OF PERIOD                         $ 1,426,381  $1,466,760  $ 1,413,182
                                           ===========  ==========  ===========

The accompanying notes are an integral part of this statement.

                         ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                              STATEMENT OF CASH FLOWS
              For the years ended December 31, 1998, 1997 and 1996

                                               1998         1997        1996
                                           -----------   ----------  ----------
SUPPPLEMENTAL DISCLOSURES OF CASH
  FLOWS INFORMATION:
Cash paid during the year for:
  Interest                                          -            -           -
  Income taxes                             $    90,693   $   30,000  $   90,693
                                           ===========   ==========  ==========

Cash and cash equivalents:
  Cash                                     $     6,642   $    6,237  $    5,717
  Money market                                 297,122      405,815     482,892
  Certificate of deposit
   (maturity = 3 months or less)               909,506      439,708     724,573
  Commercial  paper
   (maturity = 3 months or less)               213,111      615,000     200,000
                                           -----------   ----------  ----------
                                           $ 1,426,381   $1,466,760  $1,413,182
                                           ===========   ==========  ==========































             The accompanying notes are an integral part of this statement.

                          ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                             NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

 BUSINESS ORGANIZATION: The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves.

 ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during he reporting period. Actual results could differ from those estimates.

 REVENUE RECOGNITION: The Company recognizes revenue from product sales upon shipment to the customer. Revenues from site support are recognized as the Company performs the services in accordance with agreement terms.

 ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS: The Company uses the reserve method for recording allowance for uncollectible accounts. The amount included in Allowance for Uncollectible Accounts consists of $1,284 as of December 31, 1998, and $1,284 as of December 31, 1997.

 INVENTORY: Inventories are stated at lower of cost or market with cost determined using the FIFO (first in, first out) method. Inventories consisted of the following:

                                 1998       1997       1996
                             -----------  ---------  ----------
            Parts            $  229,903  $ 218,263  $ 260,397
            Work in Progress          -     26,582     68,555
            Finished goods      155,462     74,282     72,353
                             -----------  ---------  ----------
                             $  385,365  $ 319,127  $ 401,305
                             ===========  =========  ==========

 PROPERTY AND EQUIPMENT: Property and equipment are carried at cost. Deprecation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The useful life for leasehold improvements is thirty-one and one-half years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS
1.  ORGANIZATION AND SUMMARY OF SIGNIFIANT ACCOUNTING POLICIES
    (continued)

 PATENT COSTS: Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

 RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 1998, 1997, and 1996 were $139,675, $128,110, and $135,468 respectively.

 EARNINGS (LOSS) PER COMMON SHARE: Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The primary weighted average number of common shares outstanding was 5,577,694, 5,521,283, and 5,478,558 for the years ended December 31, 1998, 1997, and 1996 respectively.
                                         For the Year Ended 1998
                                 ---------------------------------------
                                  Income           Shares      Per-Share
                                (Numerator)     (Denominator)     Amount
                                -----------     -------------  ----------
 BASIC EPS
 Income available to common
   stockholders                $   162,927        5,577,694   $     0.03
                                ===========     =============  ==========
 DILUTED EPS
 Income available to common
  stockholder + assumed
  conversion                   $   162,927        5,583,667   $     0.03
                                ===========     =============  ==========

 CAPITALIZED SOFTWARE COSTS: In August, 1985, the Statements of Financial Accounting Standards No. 86, was issued by the Financial Accounting Standards Board (FASB), directing that the costs of creating a computer software product to be sold, leased, or otherwise marketed, and which are incurred after the product's technological feasibility has been established, be capitalized. During 1986 the Company adopted this statement as permitted by the FASB No. 86 and, accordingly, capitalized all costs subsequent to 1985. Costs incurred prior to 1986 are not permitted to be capitalized by FASB No. 86 and the Company has not capitalized such costs. All costs capitalized under FASB No. 86 are required to be amortized over their estimated revenue-producing lives, not to exceed five years, beginning on the date the product is available for distribution to customers.

                   ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                     NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   	(continued)

 Amortization of capitalized software costs charged to expenses for periods presented is as follows:

                         1986       $3,234
                         1987        4,865
                         1988        9,080
                         1989       10,501
                         1990        9,527
                         1991        7,358
                         1992        6,219
                         1993        1,719
                         1994          288
                         1995        1,728
                         1996        1,728
                         1997        2,470
                         1998        2,470

 CASH AND CASH EQUIVALENTS: Cash and cash equivalents consist of cash, certificates of deposit, time deposits, commercial paper and other money market instruments. The Company invests its excess cash in deposits with major banks, and commercial paper of investment grade companies and, therefore bears minimal risk. These securities have original maturity dates not exceeding three months. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

 ADVERTISING COSTS: Costs incurred for producing and communicating advertising are expensed when incurred.

 OTHER COMPREHENSIVE INCOME: The Company does not have other revenues, expenses, gains, and losses that require disclosure under SFAS No. 130 as other comprehensive income.

 YEAR 2000 ISSUES: The Company has undertaken the process to identify anticipated costs, and implementation issues associated with transition of the Company's products and internal systems to operations during and after the year 2000. Management believes that the products supplied by the Company are Year 2000 compliant. The Company expects to resolve any Year 2000 issues associated with internal and operations systems through planned replacement or upgrades of software applications, which are not currently deemed to have significant cost potential.
 Management does not expect Year 2000 transition issues to have a material impact on its operation, but there can be no assurance that there will not be interruptions or disturbance of operations should negative transition issues arise.

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                       NOTES TO FINANCIAL STATEMENTS

2.  FEDERAL INCOME TAXES

 Effective as of January 1, 1992 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109 Accounting for Income taxes which establishes generally accepted accounting principles for the financial accounting measurement and disclosure principles for income taxes that are payable or refundable for the current year and for the future tax consequences of events that have been recognized in the financial statements of the Company and past and current tax returns. The change had no effect on prior years results.

 The provision for Federal Income Taxes consisted of:

                                    1998        1997         1996
                                -----------  -----------  ------------
 Currently payable              $    80,339  $   81,148    $   70,845
 Deferred                              (487)        411         4,876
                                -----------  -----------  ------------
 Provision for Federal
    Income taxes                $    79,852  $   81,559    $   75,721
                                ===========  ===========  ============

 The components of the net deferred tax (assets) liability at December 31, were as follows:
                                    1998        1997         1996
                                -----------  -----------  ------------
 Depreciation                   $   18,324   $    19,969   $   18,523
 Accrued vacation payable           (5,338)       (5,744)      (4,154)
 Allowance for uncollectable
   accounts receivable                (437)         (437)        (437)
 Unused capital loss carry
   forward                         (13,036)      (13,788)     (14,343)
                                -----------  -----------  ------------
                                $     (487)  $         -   $     (411)
                                ===========  ============  ===========

 The differences between the provision for income taxes and income taxes computed using the U.S. Federal Income tax rate were as follows:

                                     1998        1997         1996
                                -----------   ------------ -----------
 Amount computed using the
 statutory rates                $    80,339   $    81,148   $   70,845
 Increase (reduction):
 Deferred tax (asset) liability        (487)          411        4,876
                                -----------   ------------ -----------
 Provision for Federal Income
   Taxes                        $    79,852   $    81,559   $   75,721
                                ===========   ============ ===========

3. PUBLIC OFFERING OF COMMON STOCK

 The Company sold 3,000,000 shares of its unissued common stock to the public on November 12, 1984. An offering price of $.30 per share was arbitrarily determined by the underwriter.

                      ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

4.  COMPENSATED ABSENCES

 FASB Statement No. 43, requires employers to accrue a liability for employees' compensation for certain future absences. Liabilities for vacation pay in the amounts of $15,700 and $16,896 have been accrued as of December 31, 1998 and 1997, respectively.

5.  LEASES

 The Company has no obligation under capital lease arrangements.

 The Company rents its facility under a three (3) year operating lease commencing on the 1st day of December 1996. The Company leases the facility from the Port of Kennewick, with the assistance of federal economic development funds (EDA), has constructed a building for the purpose of leasing space to new or expanding high tech. and electronic industries. The Company will pay as rental for 6,275 square feet of building space the sum of $24,096.00 per year, payable monthly in advance at the rate of $2,008.00 per month. A leasehold tax of $257.83 per month is due in addition to the $2008.00 monthly rent. For the second and any following years of the renewed term, the parties agree that any rental amounts be increased by the Consumer Price Index
 - Pacific Cities and U.S. City Average-All Items Indexes using the
 U.S. City Average for the 12 month period preceding. The rental expenses for 1998, 1997, and 1996 were as follows: 1998 = $25,993; 1997
 = $27,670; 1996 = $21,428.

 The following is a schedule of estimated future minimum rental payments required under the above operating leases over the next five(5) succeeding fiscal years:

                   Year ending December 31          Amount
                   -----------------------          ------
                              1999                $ 25,348
                              2000                      -
                              2001                      -
                              2002                      -
                              2003                      -

6. FOREIGN SALES

 The Company's revenues fall into three major customer categories, Domestic, Export, and U.S. Government sales. A percentage breakdown of E.S.T.'s major customer categories for the years of 1998 and 1997, are as follows:

                               1998              1997
                          ------------        -----------
      Domestic sales            59%               58%
      Export sales              14%               24%
      U.S. Government sales     27%               18%

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS

6.  FOREIGN SALES (continued)

 The geographic distribution of foreign sales for 1998 and 1997 are as follows:

                                1998           1997
                            ----------      -----------
           South Korea            23                6
           Germany                11                0
           Canada                  9                5
           Chile                   9               10
           Taiwan                  6                0
           Uruguay                 5                0
           Israel                  5                3
           Columbia                5                0
           Brazil                  5               21
           Croatia                 4               12
           Peru                    3                0
           Mexico                  3                6
           Ireland                 3                0
           New Zealand             3                0
           Malaysia                2               14
           Italy                   2                0
           Venezuela               2      less than 1
           Philippines             0               12
           Ecuador                 0                5
           Ghana                   0                2
           Cyprus                  0                2
           Slovenia                0                1
           Thailand                0      less than 1

7. PROFIT SHARING SALARY DEFERRAL 401-K PLAN

 The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of 21 are eligible. The Company is not making contributions under the current plan agreement.

8. STOCK OPTIONS

 On February 3, 1995, stock options to purchase shares of the Company's common stock were granted to individual employees and directors which no less than three years continuous tenure. The options have an exercise price of $0.31 per share. Options may be exercised any time during the period from February 3, 1995 through February 2, 1998. Following is a summary of transactions:

                  ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                     NOTES TO FINANCIAL STATEMENTS

8. STOCK OPTIONS (continued)
                                      Shares under Option
                                      -------------------
     Outstanding, beginning of year             175,000
     Granted during year                             -
     Canceled during year                      (175,000)
     Exercised during year                           -
                                      -------------------
     Outstanding, end of year                        -
                                      ===================

 On February 9, 1996 stock options to purchase shares of the Company's commons stock were granted to individual employees and directors with no less that three years continuous tenure. The options have an exercise price of $.42 per share. Options may be exercised any time during the period from February 9, 1996 though February 9, 1999. Following is a summary of transactions:

                                      Shares under Option
                                      -------------------
     Outstanding, beginning of year             200,000
     Granted during year                             -
     Canceled during year                            -
     Exercised during year                           -
                                      -------------------
     Outstanding, end of year                   200,000
                                      ===================

 On February 7, 1997 stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuos tenure. The options have an exercise price of $.28 per share. Options may be exercised any time during the period from February 7, 1997 through February 7, 2000. Following is a summary of transactions:
                                      Shares under Option
                                      -------------------
     Outstanding, beginning of year             215,000
     Granted during year                             -
     Canceled during year                            -
     Exercised during year                           -
                                      -------------------
     Outstanding, end of year                   215,000
                                      ===================

                    ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                       NOTES TO FINANCIAL STATEMENTS

8.  STOCK OPTIONS (continued)

 On February 6, 1998 stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less that three years continuous tenure. The options have an exercise price of $0.41 per share. Options may be exercised any time during the period from February 6, 1998 through February 5, 2001. Following is a summary of transactions:
                                      Shares under Option
                                      -------------------
     Outstanding, beginning of year                  -
     Granted during year                        215,000
     Canceled during year                            -
     Exercised during year                           -
                                      -------------------
     Outstanding, end of year                   215,000
                                      ===================

                                  1998          1997          1996
                                -------       --------      --------
 Option price range
  at end of year            $ .28 to $.41  $ .28 to $.42  $.31 to .42
 Option range for exercised
  Shares                    None exercised None exercised None exercised
 Weighted average fair
  value of options granted
  during the year                 $0.41         $0.28         $0.42

 The following table summarizes information about fixed-price stock options outstanding at December 31, 1998:

 Range of exercise  Number exerciseable   Weighted average   Weighted average
      prices         and outstanding   remaining contractual      exercise
 ----------------- ------------------  --------------------- ----------------
 $        0.42          200,000            1 year              $   0.42
 $        0.28          215,000            2 years             $   0.28
 $        0.41          215,000            3 years             $   0.41

 After termination of employment, stock options may be exercised within 90 days. During the 12 month ended December 31, 1998; 175,000 shares under option expired and no shares under option were exercised. At December 31, 1998 there are 630,000 shares reserved for future exercises.

 The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized

                    ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                       NOTES TO FINANCIAL STATEMENTS

8.  STOCK OPTIONS (continued)

 for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1997 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                      1998       1997        1996
                                  ----------   ---------   ----------
 Net earnings - as reported        $ 162,927   $ 166,201   $  158,735
 Net earnings - pro forma            129,711     141,925      124,850
 Earnings per share - as reported       0.03        0.03         0.03
 Earnings per share - pro forma         0.03        0.03         0.02

 The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998; dividend yield equaled 0; expected volatility of 47.71% risk-free interest rate of 5%; and expected lives of 3 years.

9. EMPLOYEE PROFIT SHARING BONUS PROGRAM (NON-QUALIFIED)

 On December 11, 1992 the Board of Directors revised the Employee Profit Sharing bonus Program as follows. The Company makes contributions to the Program in accordance with the following formula: After the Company's "net profit before tax" reaches $100,000, the Company sets aside $10,000 for the Program. Thereafter, the Company adds 8% of the "net profit before tax" to the Program.

               NET PROFIT                 COMPENSATION TO FUND
            ----------------             ---------------------
                $100,000                  $10,000 + 8% OF AMOUNT OVER
                                          $100,000 NET PROFIT

10. CONCENTRATIONS OF CREDIT RISK

 Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. As of December 31, 1998; the Company had cash and cash equivalents with Seattle First National Banks with a combined balance of $723,641 which is $623,641 in excess of the FDIC insured amount. At December 31, 1998 the Company held commercial paper in the amount of $213,111 which was not FDIC insured. At December 31, 1998 the Company had cash deposits with Pioneer Bank with a balance of $118,280 which is $18,280 in excess of the FDIC insured amount. At December 31, 1998 the Company had cash deposits with First Savings Bank of Washington with a balance of $116,156 which is $16,156 in excess of the FDIC insured amount. Additionally, at December 31, 1998 the Company had cash deposits with Pacific One Bank with a combined balance of $122,948 which is $22,948 in excess of the FDIC insured amount. At December 31, 1998 the Company had cash deposits with Piper Jaffray with a balance of $127,046 which is not FDIC insured.

                    ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                      NOTES TO FINANCIAL STATEMENTS

10. CONCENTRATIONS OF CREDIT RISK (continued)

 Concentrations of credit risk with respect of trade accounts receivable are generally diversified due to the geographic dispersion of the Company's customer base.

11. RELATED PARTY TRANSACTONS

 For the years ended December 31, 1998, 1997, and 1996; services in the amount of $106,166, $82,490 and $52,199 respectively were contracted with a manufacturing process company of which the owner/president is a member of the Board of Directors of Electronic Systems Technology, Inc.

 The Company purchases certain key components necessary for the production of its products from sole suppliers. The components provided by the suppliers could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, a material interruption of production an/or material cost expenditures could take place.

12. MARKETABLE SECURITIES

 The Company was included in the class action suit settlement against the manager of the Company's marketable securities investments, Piper Jaffray. The Company received settlement payments of $11,288 during 1996 and $1,633 during 1997, and $2,211 during 1998.

13.  STOCK REPURCHASE PLAN

 On March 26, 1996 the Company's Board of Directors authorized the establishment of a plan for the repurchase of the Company's common stock. Pursuant to the Plan, the Company could repurchase shares of its common stock in open market transactions through broker and dealers, up to the amount allocated by the Plan of $100,000.
 Repurchase transactions could continue through June 30, 1996. On June 6, 1996, the Company's Board of Directors authorized the establishment of a plan for the repurchase of the Company's common stock with terms and conditions identical to the Plan expiring June 30, 1996. The plan approved June 6, 1996 would be in effect from July 1, 1996 through September 30, 1996. At the conclusion of the established repurchase Plan on September 30, 1996, $23,981 of the funds allocated by the Plan had been expended by the Company to repurchase a total of 53,000 shares. The transactions for shares repurchased under the Plan were completed by September 30, 1996. The subject shares were canceled from the Company's outstanding shares and were therefore removed from the Company's outstanding common shares.

14. NOTE - CASH DISTRIBUTION

 On June 4, 1998 the Company declared a one-time, non-cumulative, cash distribution to shareholders of record as of June 19, 1998 of $0.01 per share of common stock, with payable date of July 11, 1998. The payment of the cash distribution was completed by July 9, 1998 for a total dollar value of $49,537.

                          ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                                SELECTED FINANCIAL DATA
                         For the five years ended December 31,

                            1998       1997      1996       1995        1994
                            ----       ----      ----       ----        ----
Sales                   $1,485,381 $1,337,303 $1,190,304 $1,535,071 $1,197,720
Gross Profit               792,749    762,140    699,453    932,485    732,340
Income (Loss) before
 provision for
 income taxes              242,779    247,760    234,456    404,137    290,839
Provision for income
 taxes                      79,852     81,559     75,721    136,428    104,899
Net income                 162,927    166,201    158,735    267,709    185,940
Net income per share          0.03       0.03       0.03       0.05       0.04

Weighted average number
  of shares outstanding  5,577,694  5,521,283  5,478,558  5,433,174  5,360,982
Total assets             2,354,145  2,205,811  2,042,709  2,010,772  1,597,612

Long-term debt and
  Capital lease
  obligations                   -          -          -          -          -

Stockholders' equity     2,241,988  2,128,598  2,011,934  1,877,180  1,555,558

Stockholders' equity
 per share                    0.45       0.43       0.41       0.37       0.31

Working capital          2,119,569  1,988,266  1,861,527  1,723,823  1,449,848

Current ratio               25.3:1     26.7:1     61.5:1     13.9:1     44.9:1

Equity to total assets         95%        96%        98%        93%        97%






















